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                                                                    EXHIBIT 10.8

                     FOURTH AMENDMENT TO OPERATING AGREEMENT

                                       FOR

                             SCIENCE PARK CENTER LLC
                     A CALIFORNIA LIMITED LIABILITY COMPANY

         THAT CERTAIN OPERATING AGREEMENT ("Operating Agreement") for SCIENCE PARK CENTER LLC, a California limited liability company (the "Company"), made July 31, 1997, by and between NEUROCRINE BIOSCIENCES, INC., a Delaware corporation ("Neurocrine"), and NEXUS PROPERTIES, INC., a California corporation ("Nexus"), which was previously amended by a First Amendment effective July 31, 1997, a Second Amendment effective August 1, 1998, and a Third Amendment effective November 1, 1999, is hereby amended by this Fourth Amendment (this "Amendment") effective as of April 1, 2003, as set forth herein.

         Unless otherwise defined in this Amendment, terms with an initial capital letter shall have the meanings given them in the Operating Agreement as previously amended.

         1. ASSIGNMENT OF MEMBERSHIP INTERESTS. In consideration of the payments received from the Company pursuant to Paragraph 2 below, Nexus hereby assigns to Neurocrine 50% of Nexus' Percentage Interests in the Company (or 49.5% of the Percentage Interests of the Company), including the Membership Interests and all other right, title and interest associated therewith (excepting therefrom any payments due Nexus under Sections 7.1(iii) and (iv) of the Operating Agreement as described in Paragraphs 2 and 3 below), and Neurocrine hereby accepts such assignment in consideration for its payments made pursuant to Paragraph 2 below, as a result of which Neurocrine shall own 50.5% of the Percentage Interests of the Company (including the Membership Interests and all other right, title and interest associated therewith) and Nexus shall own 49.5% of the Percentage Interests of the Company (including the Membership Interests and all other right, title and interest associated therewith). Also, inconsideration of the payments received by Nexus from the Company pursuant to Paragraph 2 below, after the sale, exchange or transfer of the Project, and before the transfer of the remaining Membership Interests of Nexus contemplated by Paragraph 7 below, with the exception of the payments and distributions paid and payable to Nexus pursuant to Paragraphs 3 and 4 hereof, all Distributable Cash and any other proceeds of the Company, shall accrue 100% to Neurocrine.

         2. IMMEDIATE LUMP SUM PAYMENT TO NEXUS. Neurocrine shall pay to the Company, in consideration for receipt of 50% of Nexus' Membership Interest in the Company, 50% of the payments and distributions payable to Nexus for all of its Membership Interest pursuant to Section 9.5 of the Operating Agreement, and the Company shall distribute to Nexus concurrently with the execution and delivery of this Amendment, as if the Premises had been sold or exchanged and in lieu of any other payments under Section 7.1 of the Operating Agreement, in cash, the sum of the following:

                  (i) $174,038 (one-half of the Preferred Return accrued as of August 31, 2002 pursuant to Section 7.1(iii) of the Operating Agreement); plus

                  (ii) $63,812 ($301 multiplied by the number of days elapsed between September 1, 2002 and March 31, 2003) (Preferred Return accrued from September 1, 2002 pursuant to Section 7.1(iii) of the Operating Agreement); plus

                  (iii) $375,000 (one-half of the payment pursuant to Section 7.1(iv) of the Operating Agreement); less

                  (iv) $200,000 (one-half of the distributions to Nexus under Section 7.2(iii) deducted pursuant to Section 7.1(iii) of the Operating Agreement).

         3. SUBSEQUENT LUMP SUM PAYMENT TO NEXUS. On or before March 31, 2006, Neurocrine shall pay to the Company, in consideration for receipt of the remaining Membership Interest of Nexus in the Company (after assignment of the Nexus Membership Interest set forth in Paragraph 1 above), the remaining 50% of the payments and distributions payable to Nexus for all of its Membership Interest pursuant to Section 9.5 of the Operating

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Agreement, and the Company shall concurrently distribute to Nexus (or to any
Member or Economic Interest Owner succeeding to the Membership Interest of Nexus), as if the Premises had been sold or exchanged and in lieu of any other payments under Section 7.1 of the Operating Agreement, in cash, the sum of the following:

                  (i) $174,038 (one-half of the Preferred Return accrued as of August 31, 2002 pursuant to Section 7.1(iii) of the Operating Agreement); plus

                  (ii) $150 multiplied by the number of days elapsed between March 31, 2003 and August 31, 2003 prior to the date of payment; plus $166 multiplied by the number of days elapsed between September 1, 2003 and August 31, 2004 prior to the date of payment; plus $182 multiplied by the number of days elapsed between September 1, 2004 and August 31, 2005 prior to the date of payment; plus $200 multiplied by the number of days elapsed between September 1, 2005 and the date of payment (one-half of the Preferred Return accruing after March 31, 2003 pursuant to Section 7.1(iii) of the Operating Agreement); plus

                  (iii) $375,000 (one-half of the payment pursuant to Section 7.1(iv) of the Operating Agreement); less

                  (iv) $200,000 (one-half of the distributions to Nexus under Section 7.2(iii) deducted pursuant to Section 7.1(iii) of the Operating Agreement).

         4. PERIODIC PAYMENTS TO NEXUS. In addition to the payments described in Paragraphs 2 and 3 above, and in lieu of and in satisfaction of the payments to be paid to Nexus under Section 8.3 of the Operating Agreement, the Company shall pay to Nexus (or to any Member or Economic Interest Owner succeeding to the Membership Interest of Nexus) on the first day of each and every calendar month, until such time as the entirety of the payments are made to Nexus pursuant to Paragraphs 2 and 3, the amount of $4,575 per month for the months of April through September 2003, the amount of $5,033 per month for the months of October 2003 through September 2004, the amount of $5,536 per month for the months of October 2004 through September 2005, and the amount of $6,090 per month for the months of October 2005 and each and every month thereafter (pursuant to Section 8.3 of the Operating Agreement). At the election of Nexus, the entirety of the sums payable to Nexus pursuant to Paragraph 3 above and this Paragraph 4 shall become immediately due and payable upon the default by the Company with respect to any payment required under this Paragraph 4 or any other provision of this Amendment, if such default remains uncured by the Company for a period of more than five (5) business days after the Manager's receipt of written notice that any such payment was not received by Nexus when due.

         5. GUARANTEE OF PAYMENTS. Neurocrine shall concurrently with execution of this Amendment execute and deliver to Nexus a guarantee of the payments by the Company pursuant to Paragraphs 3 and 4 above in the form attached hereto as Exhibit "A".

         6. RESIGNATION AS MANAGER. Nexus hereby resigns as a Manager of the Company, as a result of which Neurocrine is now the sole Manager of the Company.

         7. TRANSFER OF REMAINING NEXUS INTERESTS. Notwithstanding the provisions of Section 9.5 of the Operating Agreement, concurrently with Neurocrine's payments to the Company, and the Company's concurrent distribution to Nexus of the entirety of the amounts paid by Neurocrine to the Company pursuant to Paragraphs 2, 3 and 4 above (which payments shall be in full satisfaction of the distributions, payments and other monetary obligations of Neurocrine set forth in Section 9.5), Nexus shall transfer to Neurocrine all of its Percentage Interests in the Company, including the Membership Interests associated therewith and all other right, title and interest in the Company, in two equal increments on each of the dates when such distributions are received by Nexus. In furtherance of such transfer, at the request of Neurocrine, Nexus agrees to execute any and all documents reasonably required to effectuate or memorialize such transfer.

         8. VOTING RIGHTS. Section 4.7 of the Operating Agreement is amended to read:

                  No Member other than Neurocrine shall have voting, approval or other consent rights. In all matters in which a vote, approval or consent of the Members is required, the vote, consent or approval of Neurocrine shall be sufficient to authorize or approve such act. Notwithstanding the foregoing, until such time as Nexus has

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been paid all sums due pursuant to Paragraphs 3 and 4 of this Agreement, and the remaining Membership Interests of Nexus have been transferred to Neurocrine pursuant to Paragraph 7 above, without the consent or Nexus neither Neurocrine nor any other Member or Manager shall have authority to:

                  (a) Amend, alter, modify, change or repeal any provision of this Amendment, any provision of Sections 6.1 and 6.2 as they appear in the Third Amendment of the Operating Agreement, or any other provision of the Operating Agreement which would serve to deny, reduce or diminish in any way the benefits given to Nexus by this Amendment;

                  (b)      Do any act in contravention of the Operating
Agreement;

                  (c) Knowingly perform any act that would subject Nexus, as a Member or otherwise, to liability in any jurisdiction;

                  (d)      Dissolve or liquidate the Company;

                  (e) Sell or lease, or otherwise dispose of all or substantially all of the assets of the Company except as part of an exchange pursuant to Section 1031 of the Internal Revenue Code;

                  (f) File a voluntary petition or otherwise initiate proceedings to have the Company adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company, or file a petition seeking or consenting to reorganization or relief of the Company as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Company, or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the properties and assets of the Company, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due or declare or effect a moratorium on the Company debt or take any action in furtherance of any such action;

         9. FEDERAL INCOME TAX TREATMENT. The parties hereto acknowledge and agree that the contributions and distributions made pursuant to Paragraphs 2 and 3 above shall be treated as a sale of a partnership interest pursuant to
Section 707(a)(2) of the Internal Revenue Code.

         10.      MISCELLANEOUS AMENDMENTS.

                  (a) In order to implement the intent of the parties with regard to the distributions made pursuant to Paragraphs 2 and 3 above, Section 1..53 of the Operating Agreement is hereby amended to read as follows:

                  SECTION 1.53. "Unreturned Capital Contributions" shall mean the $600,000 initial Capital Contribution of Nexus, as reduced by that portion of the payments made pursuant to Section 7.1(iv) which are deemed by the parties, without warranty, to be a nontaxable return of capital.

In order to clarify the effect of the distribution to be made pursuant to Paragraph 2(iii) on the amended definition, the parties hereby agree that upon Nexus' receipt of the payment made by Neurocrine pursuant to Paragraph 2(iii) of this Amendment, the Unreturned Capital Contribution shall be an amount equal to $300,000 (based upon such amount being agreed by the parties, without warranty by either of them, to be a nontaxable return of capital).

                  (b) In order to implement the intent of the parties with regard to the distributions made pursuant to Paragraphs 2 and 3 above, Section 6.2.1(iii) of the Operating Agreement is hereby amended to read as follows:

                  SECTION 6.2.1(III). Third, 100% to Nexus in an amount necessary to reduce its Capital Account balance to an amount equal to its remaining Unreturned Capital Contribution (as such Unreturned Capital Contribution may be reduced from time to time in accordance with the definition thereof).

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As set forth above, the Unreturned Capital Contribution following the distribution to be made pursuant to Paragraph 2(iii) shall be an amount equal to $300,000 (based upon such amount being agreed to by the parties, without warranty by either of them, as a nontaxable return of capital).

                  (b) Section 9.5 is amended to add the following at the end of said section:

                  "Neurocrine may purchase less than the entire Membership Interest of Nexus, provided that the amount payable by Neurocrine for any portion of Nexus' Membership Interest shall equal the Unreturned Capital Contribution and the purchase price payable pursuant to the first sentence of this Section
                  9.5 multiplied by the percentage of the Membership Interest of Nexus being acquired by Neurocrine; and upon any such sale of a portion of the Membership Interest of Nexus, the amounts subsequently payable or otherwise distributed to Nexus under Sections 6.2, 7.1, 7.2 and 8.3 of the Operating Agreement shall be reduced by a percentage equal to the percentage share of Nexus' Membership Interest acquired by Neurocrine."

Pursuant to this Amendment, following payment of the amount set forth in Paragraph 2(iii) above, Neurocrine shall receive 50% of the Membership Interest of Nexus and the amounts subsequently payable or otherwise distributed to Nexus under Sections 6.2, 7.1, 7.2 and 8.3 of the Operating Agreement shall be reduced by 50%. By way of example, the remainder of the cumulative amount payable to Nexus under Section 7.1(iv) shall be $375,000.

         11. INDEMNITY AGREEMENT. The Company and Neurocrine hereby agree to indemnity, defend and hold harmless Nexus from any and all claims, losses, damages and liability now existing or arising in the future on account of any and all actions and omission taken by Nexus as a Member or Manager of the Company, including but not limited to any and all claims, losses, damages and liability arising from the Indemnity and Guaranty Agreement given by Nexus to Midland Loan Services, Inc., on or about September 1, 1998, or otherwise on account of the mortgage loan given by such lender to the Company or any other loan to the Company by such lender or any other lender.

         In all other respects, the Operating Agreement shall remain in full force and effect as amended by the First, Second and Third Amendments thereto.

         IN WITNESS WHEREOF, the Members and Managers of Science Park Center LLC, a California limited liability company, have executed this Fourth Amendment to Operating Agreement effective on the day and year set forth above.

NEUROCRINE BIOSCIENCES, INC.
A Delaware corporation
Member and Manager

By: /s/ Paul W. Hawran
    ______________________________
    Paul A. Hawran
    Senior Vice President

NEXUS PROPERTIES, INC.
A California corporation
Member and Manager

By: /s/ Michael J. Reidy
    _______________________________
    Michael J. Reidy
    Chief Executive Officer

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                                   EXHIBIT "A"

                             GUARANTY OF OBLIGATIONS

         Reference is made to that certain Fourth Amendment (the "Fourth Amendment") to Operating Agreement (as amended by the Fourth Amendment, the "Operating Agreement") for Science Park Center LLC, a California limited liability company (the "Company"), dated effective April 1, 2003, executed by Neurocrine Biosciences, Inc., a Delaware corporation ("Neurocrine"), and Nexus Properties, Inc., a California corporation ("Nexus").

         This Guaranty relates to: (i) the payment of all sums due Nexus under the Fourth Amendment, and (ii) the full, prompt and absolute performance and observance by the Company of all of the covenants, conditions, undertakings, agreements, duties and obligations for the benefit of or in favor of Nexus contained in the Operating Agreement to be performed or observed by, or imposed upon, the Company, all of which matters are collectively hereinafter referred to as the "Liabilities."

         FOR VALUE RECEIVED and in consideration for, and as an inducement to, Nexus consenting to the Fourth Amendment as requested by Neurocrine, Neurocrine hereby absolutely, unconditionally and irrevocably guarantees to Nexus the full, prompt and absolute payment, performance and observance of all Liabilities.

         Neurocrine expressly agrees that the validity of this Guaranty and the obligations of Neurocrine hereunder shall in no way be terminated, abated, affected or impaired by the happening from time to time of any event or condition including, without limitation, any of the following: (i) the assertion or non-assertion by Nexus of any of the rights or remedies reserved to Nexus pursuant to the provisions of the Operating Agreement and all instruments and documents referred to therein, or pursuant to applicable statutes, (ii) the waiver by Nexus of, or the failure of Nexus to enforce, or the lack of diligence of Nexus in connection with the satisfaction of, any of the Liabilities, (iii) the granting of any indulgence or extension of time by Nexus, (iv) the exercise by Nexus of any so-called self-help remedies, or (v) any other act, omission or condition which might in any manner or to any extent vary the risk to Neurocrine or might otherwise operate as a discharge or release of Neurocrine, all of which may be given or done without notice to, or consent of, Neurocrine. The foregoing shall not effect the discharge of Neurocrine or the modification of Neurocrine's obligations hereunder except to the same extent that the Company's obligations under the Fourth Amendment are partially or fully discharged by the Company's payment or performance of the Company's obligations under the Fourth Amendment, or are modified with Nexus's consent; provided, however, that Neurocrine's obligations hereunder shall not be discharged, released or impaired by reason of the release or discharge of the Company, or the rejection or disaffirmance of the Operating Agreement or the Fourth Amendment, in any bankruptcy or insolvency proceeding, or by any disability or lack of authority of the Company or its officers or directors.

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         Neurocrine (in its capacity as Neurocrine and not as a member of the
Company) hereby waives: (i) all notice of default in the payment of, or non-performance of, any of the Liabilities; (ii) all protest, demands, notices or presentments of every kind and description now or hereafter provided by any statute or rule of law; and (iii) notice of any acceptance of this Guaranty. Neurocrine hereby waives any and all suretyship defenses or defenses in the nature thereof (including California Civil Code Sections 2819-2825) without in any manner limiting any other provisions of this Guaranty.

         Neurocrine further grants to Nexus full power, in Nexus's unfettered discretion and without notice to or consent of Neurocrine, and without any termination, abatement or offset or impairment of the validity of this Guaranty and obligations of Neurocrine hereunder, to deal in any manner with the any collateral from time to time held by Nexus upon default by the Company under the Operating Agreement.

         The liability of Neurocrine hereunder shall in no way be terminated, abated, affected or impaired by: (i) the release or discharge of the Company in any creditors' receivership, bankruptcy or other proceedings; (ii) the impairment, limitation, modification or termination of: (a) the Company's liability in bankruptcy, or (b) any remedy for the enforcement of the Company's liability under the Operating Agreement or any instruments or documents referred to therein resulting from the operation of any present or future provision of the United States Bankruptcy Code or other statute or from any decision in any court; (iii) the rejection or disaffirmance of the Operating Agreement or the Fourth Amendment or any instruments or documents referred to therein in any such proceedings; (iv) any disability or other such defense of the Company; or (v) the cessation, from any cause whatsoever (other than by reason of payment or performance) of the Liabilities of the Company under the Operating Agreement or any instruments or documents referred to therein.

         Nexus may proceed jointly or severally against the Company, Neurocrine, and any surety or other party who may be liable. In addition, Neurocrine agrees that Neurocrine's liability under this Guaranty shall be primary, and that with respect to any right of action which shall accrue to Nexus relating to any of the Liabilities, Nexus may at its sole option proceed directly against Neurocrine without having proceeded against the Company or any surety or other party who may be liable. Neurocrine hereby waives any and all legal requirements that Nexus shall institute any action or proceedings at law or in equity against the Company, or anyone else, or exhaust its remedies against the Company, or anyone else, in respect of the Operating Agreement or in respect of any other security held by Nexus, as a condition precedent to bringing an action against Neurocrine upon this Guaranty. All remedies afforded to Nexus by reason of this Guaranty are separate and cumulative remedies and it is agreed that no one of such remedies, whether exercised by Nexus or not, shall be deemed to be an exclusion of any of the other remedies available to Nexus and shall not limit or prejudice any other legal or equitable remedy which Nexus may have. If the Company shall fail to satisfy any of the Liabilities when due or performable, Neurocrine shall immediately pay to Nexus all sums due it by reason of the Company's default in satisfying the Liabilities.

         Each default on any of the Liabilities shall give rise to a separate cause of action and separate actions may be brought hereunder as each cause of action arises or, at Nexus's option, any or all causes of action which arise prior to or after any action is commenced hereunder may be included in such action.

         Neurocrine further represents to Nexus, as an inducement to executing the Fourth Amendment, that this Guaranty and all action contemplated to be taken by Neurocrine hereunder has been duly authorized, and that this Guaranty and such action and undertaking are valid and binding upon Neurocrine in accordance with their terms.

         No encumbrance, assignment or other transfer by Nexus of all or any part of its remaining Membership Interests in the Company shall operate to extinguish or diminish the liability of Neurocrine under this Guaranty, whether or not Neurocrine has consented to or received notice of such encumbrance, assignment or other transfer.

         All references to the Company, Neurocrine and Nexus shall be deemed to include references to the successors and assigns of each of them, and the provisions of this Guaranty shall be binding upon and inure to the benefit of their respective successors and assigns.

         Any dispute arising from or related to this Guaranty, including any action to enforce the provisions of this Guaranty, shall be resolved by binding arbitration under the Commercial Rules of the American Arbitration Association. Venue for any arbitration or court action shall be in the County of San Diego. This Agreement shall be

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construed in accordance with California law, and any arbitrator appointed hereunder shall be required to apply such law.

         If any term or provision of this Guaranty or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

         The waiver of any provision of this Guaranty by Nexus shall constitute a waiver of that provision on that occasion only, and shall not constitute a waiver of any other term of this Guaranty, nor a waiver of that provision with respect to any other occasion.

         Except as otherwise provided herein, or by operation of law, this Guaranty shall not be modified, amended, released or discharged except by a writing executed by Nexus.

         Neurocrine understands that Nexus's election to pursue a particular remedy against the Company (or Nexus's election not to pursue a remedy or to waive rights as against the Company) could destroy or impair, by operation of California law, rights which Neurocrine might otherwise have (including without limitation rights of subrogation, reimbursement and contribution) as against the Company.

         IN WITNESS WHEREOF, the undersigned has duly executed and delivered this instrument effective March 31, 2003, at San Diego County, California.

         NEUROCRINE BIOSCIENCES, INC.
         A Delaware corporation

         By:
             ______________________________
             Paul A. Hawran
             Senior Vice President

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